Exhibit 10.1

EXECUTION VERSION

SHARE EXCHANGE AGREEMENT

relating to

ABUNDIA GLOBAL IMPACT GROUP, LLC,

a Delaware limited liability company,

by and among

HOUSTON AMERICAN ENERGY CORP.,

a Delaware corporation,

ABUNDIA FINANCIAL, LLC,

a Delaware limited liability company,

and,

BOWER FAMILY HOLDINGS, LLC,

a North Carolina limited liability company

Dated as of February 20, 2025

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3.22.	Related Person Transactions.	22
3.23.	CFIUS Representations.	22
3.24.	Exclusivity of Representations; No other Representations or Warranties.	23
ARTICLE IV. REPRESENTATIONS OF HUSA		23
4.1.	Corporate Existence.	23
4.2.	Corporate Authority.	23
4.3.	Capitalization.	23
4.4.	Solvency.	24
4.5.	Title to Assets.	24
4.6.	Real Property; Leasehold.	24
4.7.	SEC Filings; Financial Statements.	25
4.8.	Governmental Approvals and Consents.	25
4.9.	Litigation.	26
4.10.	Brokers and Other Advisors.	26
4.11.	Business Records.	26
4.12.	Not an Investment Company.	26
4.13.	CFIUS Representations.	26
4.14.	Exclusivity of Representations; No Other Representations or Warranties.	26
ARTICLE V. AGREEMENTS OF HUSA AND AGIG		27
5.1.	Conduct of the Business of AGIG.	27
5.2.	Conduct of the Business of HUSA.	28
5.3.	Investigation of Business.	30
5.4.	Necessary Efforts.	31
5.5.	Public Disclosures.	31
5.6.	Access to Records and Personnel.	31
5.7.	Notification.	32
5.8.	Meeting of Stockholders.	32
5.9.	Monthly Financial Statements.	33
5.10.	Reverse Stock Split; Certificate of Incorporation Amendment; Stock Exchange Listing.	33
5.11.	Insurance.	33
5.12.	HUSA Board Members Post Closing.	34
ARTICLE VI. CONDITIONS TO CLOSING		34
6.1.	Conditions Precedent to Obligations of HUSA and the AGIG Unitholders.	34
6.2.	Conditions Precedent to Obligation of HUSA.	35

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6.3.	Conditions Precedent to Obligation of AGIG Unitholders.	36
ARTICLE VII. CLOSING		37
7.1.	Closing Date.	37
7.2.	HUSA Obligations.	38
7.3.	AGIG Unitholders Obligations.	38
ARTICLE VIII. TERMINATION		38
8.1.	Termination Events.	38
8.2.	Termination Procedures.	39
8.3.	Effect of Termination.	39
ARTICLE IX. MISCELLANEOUS		40
9.1.	Notices.	40
9.2.	Severability.	41
9.3.	Further Assurances; Further Cooperation.	41
9.4.	Counterparts.	41
9.5.	Expenses.	41
9.6.	Assignment; Successors and Assigns.	41
9.7.	Amendment; Waiver.	42
9.8.	Third Parties; No Benefit to Third Parties.	42
9.9.	Governing Law.	42
9.10.	Dispute Resolution; Waiver of Jury Trial.	42
9.11.	Disclosure Schedules.	43
9.12.	Entire Agreement.	44
9.13.	Non-Recourse.	44
9.14.	Waiver and Release of Claims.	45
9.15.	Section Headings; Table of Contents.	45
9.16.	Specific Performance.	45
9.17.	Non-survival of Representations and Warranties.	45
9.18.	Fulfillment of Obligations.	45

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SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT is dated as of February 20, 2025 (the “Agreement”), by and among Houston American Energy Corp., a Delaware corporation (“HUSA”), Abundia Financial, LLC, a Delaware limited liability company (“Abundia Financial”), and Bower Family Holdings, LLC, a North Carolina limited liability company (“BFH”, and together with Abundia Financial, the “AGIG Unitholders”). HUSA and the AGIG Unitholders are referred to herein individually as a “Party” and collectively as the “Parties.”. Capitalized terms used in this Agreement shall have the meanings indicated in Section 1.1, or as otherwise defined in this Agreement.

RECITALS

A. The AGIG Unitholders are the record and beneficial owners of all the issued and outstanding units of Abundia Global Impact Group, LLC, a Delaware limited liability company (“AGIG”).

B. HUSA has proposed to acquire all of the issued and outstanding AGIG Units pursuant to an exchange transaction (the “Exchange”) whereby, pursuant to the terms and subject to the conditions of this Agreement, all of the AGIG Unitholders shall exchange all the issued and outstanding units of AGIG, including Class A-1 Units, Class A-2 Units, and Class Z Units (collectively, the “AGIG Units”), for their pro rata portion of the aggregate consideration in the form of shares of common stock of HUSA, par value $0.001 per share (the “Common Stock”), as more fully described in this Agreement.

C. The board of directors of HUSA and the board of managers of the AGIG Unitholders have each approved and deemed it advisable and in the best interest of their respective stockholders and members for, as applicable, (i) the AGIG Unitholders to sell, transfer and assign to HUSA, and HUSA to purchase from the AGIG Unitholders, the AGIG Units, and (ii) the AGIG Unitholders and HUSA to enter into this Agreement and consummate the transactions contemplated hereunder.

D. HUSA has obtained an opinion (delivered orally prior to signing and to be confirmed in writing promptly following the date of this Agreement) from its financial advisor to the effect that, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the transactions contemplated hereby are fair to the holders of Common Stock from a financial point of view (the “HUSA Fairness Opinion”) and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

E. The AGIG Unitholders have, in accordance with their charter documents and applicable Law, obtained the written consents of the AGIG Unitholders in favor of the adoption of this Agreement and the approval of the Exchange.

F. Subject to the terms and conditions set forth in this Agreement, the Exchange will be conducted in reliance upon Section 4(a)(2) of the Securities Act, and Rule 506(b) promulgated thereunder.

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G. It is intended that the terms and conditions of this Agreement comply in all respects with Section 351 of the Code, so that the Exchange shall qualify as a tax free exchange under the Code, and that the Exchange shall also qualify as a transaction in securities exempt from registration or qualification under the Securities Act and the parties intend this Agreement to comply at all times with the requirements of Section 351 of the Code and the Treasury Regulations thereunder.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS AND RULES OF CONSTRUCTION

1.1.	Definitions.

Unless otherwise provided herein, capitalized terms used in this Agreement shall have the following meanings:

“Abundia Financial” shall have the meaning set forth in the Preamble.

“Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“AGIG” shall have the meaning set forth in the Recitals.

“AGIG Fundamental Representations” shall mean the representations and warranties set forth in Section 3.1 (Corporate Existence), Section 3.2 (Corporate Authority; Binding Effect), Section 3.3 (No Conflicts; Governmental Approvals and Consents), Section 3.4 (Subsidiaries), Section 3.5 (Capitalization), Section 3.7 (Solvency), Section 3.9 (Good Title), Section 3.14(c) (Ownership), and Section 3.14(d) (Infringement).

“AGIG Units” shall have the meaning set forth in the Recitals.

“AGIG Unitholders” shall have the meaning set forth in the Preamble.

“Agreement” shall have the meaning set forth in the Preamble.

“Anti-Corruption Laws” shall mean all applicable U.S. Laws relating to the prevention of corruption and bribery.

“Assets” shall mean, with respect to any Person, all assets, properties, rights and claims of every nature, kind and description, tangible and intangible, owned or leased or licensed, wheresoever located and whether or not carried or reflected on the books or records of such Person.

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“Bankruptcy and Equity Exception” means except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and the implied covenant of good faith and fair dealing.

“Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA or the equivalent applicable Law), whether or not subject to ERISA, and each other employment, change in control, retention, bonus, commission, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based compensation, retirement, vacation, severance, redundancy, termination, disability, death benefit, medical, dental, or other employee compensation and benefit plan, policy, program, agreement or arrangement, in each case, that AGIG sponsors, maintains or contributes to (or is required to contribute to) or has any Liability with respect to, for the benefit of business employees and their beneficiaries and dependents.

“BFH” shall have the meaning set forth in the Preamble.

“Books and Records” shall have the meaning set forth in Section  5.6(c).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are permitted or required by Law to be closed.

“Contemplated Offering” shall mean the prospective registered direct offering by HUSA of up to $3,580,000 of Common Stock pursuant to its shelf registration on Form S-3 (SEC Registration No. 333-282778).

“Class A-1 Units” shall mean the Class A-1 units of AGIG as set forth in the Operating Agreement.

“Class A-2 Units” shall mean the Class A-2 units of AGIG as set forth in the Operating Agreement.

“Class Z Units” shall mean the Class Z units of AGIG as set forth in the Operating Agreement.

“Closing” shall have the meaning set forth in Section  7.1.

“Closing Date” shall have the meaning set forth in Section  7.1.

“Closing Indebtedness” shall mean the Indebtedness of AGIG immediately before the Closing, which shall be set forth on Section 3.8 of the Disclosure Schedules but excluding any Indebtedness that is to be satisfied/discharged at Closing or immediately thereafter with Closing proceeds.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

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“Common Stock” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement entered into between HUSA and AGIG, executed on November 14, 2024.

“Consent” shall have the meaning set forth in Section  5.4.

“Contract” shall mean any agreement, contract, subcontract, license, sublicense, lease, indenture, purchase order or other legally binding commitment or undertaking of any nature (whether written or oral).

“Contracting Parties” shall have the meaning set forth in Section  9.13.

“Data Room” shall mean the virtual data room related to the transactions contemplated by this Agreement.

“Disclosure Schedules” shall have the meaning set forth in the first sentence of ARTICLE III.

“Disputes” shall have the meaning set forth in Section  9.10(a).

“Dollars” or “$”, when used in this Agreement or any other Transaction Document, shall mean United States dollars unless otherwise stated.

“DPA” shall have the meaning set forth in Section 3.23.

“Effect” shall mean any change, effect, event, occurrence, state of facts or development.

“Effective Time” shall have the meaning set forth in Section  7.1.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) which would be treated as a single employer with AGIG or any of its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code and the Treasury Regulations promulgated thereunder.

“Exchange” shall have the meaning set forth in the Recitals.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Shares” shall have the meaning set forth in Section 2.1.

“Fraud” shall mean fraud as constituted under common law of the State of Delaware.

“GAAP” shall mean United States generally accepted accounting principles as promulgated by all relevant accounting authorities and as in effect on the date hereof.

“Governmental Authority” shall have the meaning set forth in Section 3.3(b).

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“HUSA” shall have the meaning set forth in the Preamble.

“HUSA Directors” shall have the meaning set forth in Section 5.12(a).

“HUSA Disclosure Schedules” shall have the meaning set forth in the first sentence of ARTICLE IV.

“HUSA Fairness Opinion” shall have the meaning set forth in the Recitals.

“HUSA Fundamental Representations” shall mean the representations and warranties set forth in Section 4.1(a) (Corporate Existence), Section 4.2(a) (Corporate Authority), and Section 4.3 (Capitalization).

“HUSA Stockholder Approval” shall have the meaning set forth in Section 4.2(b).

“HUSA Stockholders Meeting” shall have the meaning set forth in Section 5.8.

“Indebtedness” shall mean, without duplication: (a) all obligations for the repayment of money borrowed (including the principal amount thereof or, if applicable, the accreted amount thereof) or with respect to any deposit or advance of any kind of AGIG, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security) and whether owing to banks, financial institutions, on credit cards or similar instruments, or otherwise (including any amounts owed by AGIG under any credit card); (b) all obligations of AGIG under any conditional sale or other title retention agreement relating to property acquired by AGIG (other than trade accounts payable that were incurred in the ordinary course of business); (c) all obligations of AGIG in respect of the deferred purchase price of any asset or service (other than current accounts payable incurred in the ordinary course of business that are not more than ninety (90) days past due); (d) all obligations of AGIG to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (e) all outstanding reimbursement obligations of AGIG with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of AGIG; (f) all obligations of AGIG under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (g) all obligations secured by (or for which any Person has to the right, contingent or otherwise, to be secured by) any Lien on property owned by AGIG, whether or not indebtedness secured thereby will have been assumed; (h) all guaranties, endorsements, assumptions and other contingent obligations of AGIG in respect of, or to purchase or to otherwise acquire, Indebtedness of others; (i) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such have accrued), as a result of the consummation of the transactions contemplated by this Agreement or in connection with any lender or securityholder consent; and (j) all accrued interest payable of AGIG with respect to any of the foregoing.

“Intellectual Property” shall mean all rights associated with the following: (a) patents and applications therefor, utility models and applications therefor and statutory invention registrations (including any continuations, continuations-in-part, divisionals, reissues, renewals, foreign counterparts or modifications for any of the foregoing); (b) trade secret rights, rights in know-how and all other rights in or to confidential business or technical information (“Trade Secrets”); (c) copyrights in works of authorship of any type (including copyrights in software), mask work rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by applicable international treaties or conventions, all moral and common law rights thereto; (d) trademarks, trade names, service marks, service names, trade dress rights, domain names, social media identifiers, URLs, IP addresses, IP address ranges and websites and similar designation of origin, in each case whether registered or unregistered, and all goodwill symbolized thereby and associated therewith; and (e) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

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“IRS” shall mean the United States Internal Revenue Service.

“JAMS” shall have the meaning set forth in Section  9.10(a).

“Law” shall mean any law, treaty, statute, ordinance, rule, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

“Liabilities” shall mean any liabilities, obligations, guarantees (including lease guarantees), commitments, damages, losses, debts, claims, demands, judgments or settlements of any nature or kind, whether direct or indirect, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured and whether or not required by GAAP to be provided or reserved against on a balance sheet.

“Liens” shall mean any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien (including any lien for unpaid Taxes), charge, security interest, adverse claim, option or any restriction or other encumbrance of any kind.

“Losses” shall mean any and all losses, damages, Taxes, liabilities, costs (including reasonable out-of-pocket costs of investigation) and expenses, including interest, penalties, settlement costs, judgments, awards, fines, costs of mitigation, court costs and fees (including reasonable attorneys’ fees and expenses).

“made available” means uploaded to the data room maintained by Vault Rooms, Inc. (https://vaultrooms.com/) in connection with the transactions contemplated by this Agreement at least 2 Business Days prior to the date of this Agreement.

“Material Adverse Effect” means any effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) AGIG’s and its Subsidiaries’ business, results of operations, assets or financial (or other) condition of AGIG’s and its Subsidiaries’ business, taken as a whole; provided, that effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) changes in economic conditions, financial, labor, credit or securities markets in general or the industries and markets in which AGIG’s and its Subsidiaries’ business is operated or in which products of AGIG’s and its Subsidiaries’ business are used or distributed; (ii) any change after the date hereof in Laws, GAAP or any other accounting standard applicable to AGIG’s and its Subsidiaries’ business, or the enforcement or interpretation thereof, applicable to AGIG’s and its Subsidiaries’ business; (iii) acts of God (including any hurricane, flood, tornado, earthquake, any epidemics or quarantine restrictions or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, the engagement in hostilities, or the occurrence of any military attack or terrorist act in the jurisdictions in which AGIG’s and its Subsidiaries’ business is conducted or any escalation or worsening of any of the foregoing; or (iv) any action taken by or inaction of HUSA, including the announcement of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that the exceptions in clauses (i), (ii) and (iii) shall only be applicable to the extent that such effects do not have a disproportionate adverse impact on AGIG’s and its Subsidiaries’ business relative to businesses in the same or similar industries as AGIG’s and its Subsidiaries’ business, or (b) the ability of AGIG or its Affiliates, as applicable, to perform their respective obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement.

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“Nonparty Affiliates” shall have the meaning set forth in Section  9.13.

“NYSE American” shall mean the NYSE American Stock Exchange operated by NYSE American LLC.

“NYSE Listing Application” shall have the meaning set forth in Section 5.10(c).

“Operating Agreement” shall mean the second amended and restated operating agreement by and among AGIG, Abundia Financial, BFH, Edward Gillespie, Joseph M. Gasik, and Lucie Hardwood, dated as of June 15, 2022.

“ordinary course of business” shall mean in the ordinary course of the operation of AGIG or HUSA, as the case may be, consistent with past practices of AGIG or HUSA, as applicable.

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Owned Intellectual Property” shall mean any and all Intellectual Property that is owned or co-owned (or purported to be owned or co-owned) by AGIG or any of its Affiliates and used or held for use in its business.

“Party” and “Parties” shall have the respective meanings set forth in the Recitals to this Agreement.

“Permits” shall mean any permit, franchise, authorization, license or other consent or approval, waiver, exemption or allowance issued or granted by any Governmental Authority or pursuant to any Law.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens, including all statutory Liens, or notices of commencement or similar filings, arising or incurred in the ordinary course of business with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, and (c) original purchase price conditional sales contracts and equipment leases, and related liens and financing statements, with third parties entered into in the ordinary course of business.

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“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Post-Closing HUSA Board” shall have the meaning set forth in Section 5.12.

“Pre-Closing Period” shall mean the period starting on the Signing Date ending on the Closing Date.

“Proceeding” shall mean any claim, action, arbitration, audit, hearing, investigation, inquiry, examination, proceeding, litigation or suit (whether civil, criminal, or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Proxy Statement” shall have the meaning set forth in Section 5.8.

“Release” shall be defined as that term is defined in 42 U.S.C. § 9601 (22).

“Representative” shall mean, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Resignation Letters” shall have the meaning set forth in Section 7.2(c).

“Reverse Stock Split” shall have the meaning set forth in Section 5.10(a).

“Sanctioned Country” shall mean a country or territory which is itself the subject of or target of comprehensive Sanctions.

“Sanctioned Person” shall mean a Person (a) listed on any Sanctions-related list of designated Persons maintained by a Governmental Authority, (b) located, organized or resident in a Sanctioned Country or (c) greater than 50% owned or controlled by one or more Persons described in clauses (a) or (b) above.

“Sanctions” shall mean any Laws in any part of the world related to import transactions, export transactions, or economic or trade sanctions or restrictions; the economic sanctions rules and regulations implemented under statutory authority or the U.S. President’s Executive Orders and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or U.S. Department of State; and all relevant Laws made under any of the foregoing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall mean all reports, schedules, forms, statements and other documents required to be filed by HUSA under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material), including the exhibits thereto and documents incorporated by reference therein.

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“Signing Date” shall mean the date of this Agreement.

“Subsidiary” or “Subsidiaries” of HUSA, AGIG or any other Person shall mean any corporation, partnership or other legal entity of which HUSA, AGIG or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” or “Taxes” shall mean (a) any federal, state, local, non-U.S. or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, unincorporated business, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, escheat, withholding, estimated or other tax, fee, duty, charge or assessment by a Governmental Authority of any kind whatsoever (including amounts imposed for failure to file or provide correct or timely information to any Governmental Authority or third parties), together with any interest, penalties, additions to tax and additional amounts imposed by any Governmental Authority, whether disputed or not, and (b) any obligation to indemnify or otherwise assume or succeed to any amount of the type described in clause (a) of any other Person.

“Tax Return” shall mean any return, declaration, report, election, claim for refund, disclosure, form, statement or other document relating to Taxes, and filed with or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“the knowledge of” a Party shall mean, with respect to the AGIG Unitholders, the actual knowledge of Edward Gillespie, Joseph Gasik or Lucie Harwood after reasonable inquiry, and with respect to HUSA, the actual knowledge of Peter Longo after reasonable inquiry.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the shares of Common Stock will, in accordance with the terms hereof, be listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” shall mean this Agreement and all other documents to be executed in connection with the transactions contemplated by this Agreement.

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“Transfer Agent” shall mean Standard Registrar and Transfer Company, the transfer agent of HUSA.

“Treasury Regulations” means the regulations promulgated under the Code.

1.2.	Rules of Construction.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(b) The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement, will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and recital, article, section, subsection, exhibit, annex and schedule references are to this Agreement unless otherwise specified. The exhibits, annexes and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The words “include,” “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. When a reference is made in this Agreement to “Articles,” “Sections,” or “Exhibits,” such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The word “extent” in the phrase “to the extent” means the degree to which a thing extends, and does not simply mean “if”. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. The use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The word “or” is not exclusive, unless the context otherwise requires. An accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP (it being understood that in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control). A reference to a statute, listing rule, regulation, order or other applicable law includes a reference to the corresponding regulations and instruments and includes a reference to each of them as amended, consolidated, recreated, replaced or rewritten.

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ARTICLE II.
SHARE EXCHANGE

2.1.	Purchase Price.

As full consideration for the sale, assignment, transfer and delivery of the AGIG Units by the AGIG Unitholders to HUSA, and upon the terms and subject to all of the conditions contained herein, HUSA shall issue to the AGIG Unitholders a number of newly issued, fully paid and nonassessable shares of Common Stock (such shares of Common Stock, the “Exchange Shares”), which resulting number of shares of Common Stock issued shall equal to ninety four percent (94%) of the aggregate issued and outstanding Common Stock at the time of the Closing (including the Exchange Shares).

2.2.	The Share Exchange.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) the AGIG Unitholders hereby agree to sell, transfer, convey, assign and deliver to HUSA, and HUSA shall acquire and accept from the AGIG Unitholders, all of the AGIG Units free and clear of all Liens and other encumbrances, and (ii) HUSA shall issue the Exchange Shares to AGIG Unitholders, as set forth in Schedule 2.2. Each of the AGIG Unitholders do hereby waive all rights of preemption, other restrictions on transfer and rights of veto or otherwise, which have or may have been conferred on any or all of them, or otherwise, in respect of the transfer of the AGIG Units to HUSA under this Agreement.

2.3.	Mechanics of Exchange.

(a) At the Closing, the AGIG Unitholders shall transfer the full legal and beneficial interest in the AGIG Units to HUSA on the terms set out in this Agreement.

(b) At the Closing, HUSA shall deliver an irrevocable instruction letter to its Transfer Agent for the issuance of the Exchange Shares to the AGIG Unitholders upon the AGIG Unitholders transfer of their respective AGIG Units to HUSA pursuant to Section 2.3(a).

2.4.	Adjustments.

Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Closing Date, any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, the number of Exchange Shares shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.

2.5.	Fractional Shares.

Notwithstanding any other provision of this Agreement, no fractional shares of Common Stock shall be issued as the Exchange Shares. The number of shares of Common Stock to which AGIG Unitholders are entitled under the terms hereof shall, be rounded to the nearest whole number of shares of Common Stock.

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ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF AGIG UNITHOLDERS

The AGIG Unitholders, severally and not jointly, represent and warrant to HUSA, subject to the disclosures and exceptions set forth in the disclosure schedules delivered by the AGIG Unitholders to HUSA concurrently herewith (the “Disclosure Schedules”), as of the Signing Date and as of the Closing Date, as follows:

3.1.	Corporate Existence.

AGIG is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. AGIG and each of its Subsidiaries has the requisite limited liability company power and authority to own, lease and operate its properties, rights and assets related to its business and to conduct the business as the same is now being conducted by it. AGIG and each of its Subsidiaries is duly qualified to do business as a foreign corporation under the Laws of all jurisdictions where the nature of the business requires such qualification and is in good standing in each jurisdiction where such qualification is necessary, in each case, except as would not be reasonably expected to have a Material Adverse Effect.

3.2.	Corporate Authority; Binding Effect.

This Agreement and the other Transaction Documents to which the AGIG Unitholders are a party and the consummation by the AGIG Unitholders of the transactions contemplated hereby and thereby have been duly and validly authorized by the AGIG Unitholders by all requisite corporate, limited liability company, partnership or similar action and no other proceedings on the part of the AGIG Unitholders necessary for the AGIG Unitholders to authorize the execution or delivery of this Agreement or any of the other Transaction Documents to which the AGIG Unitholders are a party or to perform any of its obligations hereunder or thereunder. The AGIG Unitholders have full corporate, limited liability company, partnership or similar organizational (as applicable) power and authority to execute and deliver the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by the AGIG Unitholders, and (assuming due authorization, execution and delivery by HUSA) this Agreement constitutes a valid and legally binding obligation of the AGIG Unitholders, enforceable against each of them in accordance with its terms. When each other Transaction Document to which the AGIG Unitholders are, or will be, party has been duly executed and delivered by the AGIG Unitholders (assuming due authorization, execution and delivery by HUSA), such Transaction Document will constitute a valid and legally binding obligation of the AGIG Unitholders, enforceable against it in accordance with its terms.

3.3.	No Conflicts; Governmental Approvals and Consents.

(a) The execution and delivery of this Agreement and the other Transaction Documents by the AGIG Unitholders to which they are a party, the performance by the AGIG Unitholders of their obligations hereunder and thereunder and the consummation by the AGIG Unitholders of the transactions contemplated hereby and thereby, do not (i) violate or conflict with any provision of the organizational documents of AGIG, any of its Subsidiaries or the AGIG Unitholders, (ii) result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which AGIG is subject or is a party, or (iii) violate, conflict with or result in any material breach under any provision of any Law applicable to AGIG, any of its Subsidiaries or the AGIG Unitholders (to the extent it relates to the transactions contemplated by this Agreement).

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(b) No Consent, order or license from, notice to or registration, declaration or filing with, any United States, supranational or foreign, federal, state, provincial, municipal or local government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality (“Governmental Authority”), is required on the part of AGIG, any of its Subsidiaries or the AGIG Unitholders in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which the AGIG Unitholders are a party or the consummation of the transactions contemplated hereby and thereby, except for such Consents, orders, licenses, filings or notices that have been or will be obtained as of the Closing.

3.4.	Subsidiaries.

Section 3.4 of the Disclosure Schedules sets forth a complete and accurate list of each direct or indirect Subsidiary of AGIG and the following information with respect to each Subsidiary is set out therein:

1.	its name;
2.	its entity type;
3.	the number, type and percentage of each class of outstanding shares or other equity interests owned directly or indirectly by AGIG and by any other Person; and
4.	its governing jurisdiction.

Other than the Subsidiaries of AGIG set out in Section 3.4 of the Disclosure Schedules, AGIG has no direct or indirect Subsidiaries nor does it own any direct or indirect equity or voting interest of any kind in any Person.

AGIG, directly or indirectly, owns all of the issued and outstanding shares and other interests of each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens) and all of the issued and outstanding shares or interests directly or indirectly owned by AGIG have been duly authorized and validly issued and are fully paid and non-assessable shares or interests, and no such shares or interests have been issued in violation of any pre-emptive or similar rights.

There are no Contracts, arrangements or restrictions that require any of the Subsidiaries of AGIG to issue, sell or deliver any shares or other interests, or any securities convertible into or exchangeable for, any shares or other interests.

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3.5.	Capitalization.

(a) The authorized capital of AGIG as of immediately prior to the Closing consists of an unlimited number of AGIG Units, of which 100 units are issued and outstanding as of immediately prior to the Closing. Section 3.5(a) of the Disclosure Schedule sets out the authorized and issued AGIG Units, as well as the names of the AGIG Unitholders who are the holders of such Units and the number and class of units held by each AGIG Unitholder. Other than as disclosed in Section 3.5(a) of the Disclosure Schedule, no other Person holds any equity interests in AGIG or any of its Subsidiaries, in each case as of immediately prior to the Closing, or any options, warrants, or other agreements or commitments to acquire from AGIG or any of its Subsidiaries, or obligations of AGIG or any of its Subsidiaries to issue, any voting debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) AGIG or any Subsidiary of AGIG.

(b) All of the issued and outstanding AGIG Units and the equity interests of each of its Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable. None of the issued and outstanding AGIG Units or the equity interests of any of its Subsidiaries are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the issued and outstanding AGIG Units or the equity interests of any of its Subsidiaries are subject to any right of first refusal.

3.6.	Financial Statements; Liabilities.

(a) Prior to the date of this Agreement, the AGIG Unitholders have made available to HUSA (i) the unaudited consolidated balance sheet of AGIG as of December 31, 2024 (the “Balance Sheet Date”), and the related unaudited consolidated statement of operations of AGIG for the year ended 2024, together with the notes thereto (together, the “Unaudited Financial Statements”), and (ii) the audited consolidated balance sheet of AGIG as of December 31, 2023, and December 31, 2022, and the related audited consolidated statement of operations of AGIG for the financial years 2023 and 2022, together with the notes thereto (together, the “Audited Financial Statements”, and together with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared from the books and records of AGIG in accordance with GAAP in effect as of the applicable date or period, consistently applied throughout the periods covered thereby. The Financial Statements fairly present, in all material respects, the consolidated financial position of AGIG, the consolidated net assets of AGIG and the consolidated results of operations of AGIG for the periods covered thereby, in each case, in conformity with GAAP, with only such deviations from such accounting principles as are referred to the notes to thereto and subject to normal immaterial year-end audit adjustments.

(b) There are no Liabilities of AGIG that would be required under GAAP (or, to the knowledge of the AGIG Unitholders, would not be required under GAAP) to be disclosed on a balance sheet of AGIG, except (i) Liabilities disclosed on the Financial Statements, (ii) immaterial Liabilities incurred after the Balance Sheet Date in the ordinary course of business, (iii) transaction expenses incurred in connection with the negotiation of this Agreement and the Transaction Documents and (iv) Liabilities expressly set forth on Section 3.6(b) of the Disclosure Schedules.

(c) Neither AGIG nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among AGIG or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand or that otherwise creates any off-balance sheet arrangements); or (ii) any “off-balance sheet arrangements” (as defined in item 2.03(d) of the SEC’s Current Report on Form 8-K or as described in Instruction 8 to Item 303(b) of Regulation S-K promulgated by the SEC).

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3.7.	Solvency.

As of the date of this Agreement and immediately after the Closing, AGIG and its Subsidiaries is and will be able to pay its debts as they become due in the ordinary course of business and will own assets having a present fair saleable value greater than its stated Liabilities and identified contingent Liabilities, including any contingent Liabilities, AGIG and its Subsidiaries may have in respect of any actual or alleged violation or noncompliance of Law by AGIG or any of its Subsidiaries. As of the date of this Agreement and immediately after the Closing, AGIG and its Subsidiaries will have adequate capital to carry on its business and to perform its obligations under its Contracts. AGIG and its Subsidiaries has not incurred, does not intend to incur, and does not reasonably believe it will incur debts beyond its ability to pay as such debts mature or become due. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereunder, delay or defraud either present or future creditors of AGIG or its Subsidiaries or to prevent AGIG or its Subsidiaries from performing its obligations under its Contracts.

3.8.	Indebtedness.

(a) Section 3.8(a) of the Disclosure Schedules sets forth a complete and correct list of each item of Closing Indebtedness as of the date of this Agreement, identifying the creditor to which such Closing Indebtedness is owed, the title of the instrument under which such Closing Indebtedness is owed, the amount of such Closing Indebtedness as of the close of business on the date of this Agreement (or such other time as is specified in Section 3.8(a) of the Disclosure Schedules), as well as all Indebtedness that is to be satisfied/discharged at Closing or immediately thereafter with Closing proceeds. Except as set forth in Section 3.8(a) of the Disclosure Schedules, no Closing Indebtedness or other Indebtedness that is to be satisfied/discharged at Closing or immediately thereafter with Closing proceeds contain any restriction upon the prepayment of any of such Indebtedness. AGIG has provided to HUSA true, complete and accurate copies of all Contracts related to Indebtedness.

(b) With respect to each item of Closing Indebtedness, AGIG is not in default and no payments are past due. AGIG has not received any notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending as of the date of this Agreement) with respect to any item of Closing Indebtedness. Except as set forth in Section 3.8(b) of the Disclosure Schedules, neither the consummation of any of the transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Closing Indebtedness.

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3.9.	Good Title.

(a) The AGIG Unitholders are the record and beneficial owner and each has good and marketable title to their AGIG Units, with the right and authority to sell and deliver such AGIG Units. Upon delivery of assignments duly signed, representing the same as herein contemplated and/or upon registering of HUSA as the new owner of such AGIG Units, HUSA will receive good title to such AGIG Units, free and clear of all Liens.

(b) Except as set out in Section 3.9(b) of the Disclosure Schedules, AGIG and each of its Subsidiaries hold all rights, assets and property necessary for the conduct of their respective businesses after the Closing, substantially in the same manner as conducted prior to the Closing.

(c) AGIG and each of its Subsidiaries has good and marketable title to all of the properties and assets (whether real, personal, movable, immovable or mixed and whether tangible or intangible) necessary to operate their respective businesses, including all the properties and assets reflected as being owned, as the case may be, by AGIG or any Subsidiary on the balance sheet forming part of the most recent Financial Statements or otherwise in the applicable books and records of AGIG and its Subsidiaries. AGIG and each of its Subsidiaries has legal and beneficial ownership of its respective properties and assets free and clear of all Liens other than Permitted Liens. No other Person owns any assets which are being used in the respective businesses of AGIG or any of its Subsidiaries.

(d) Where any material assets are used, but not owned, by AGIG or any of its Subsidiaries or any facilities or services which are material to the respective businesses of AGIG or any of its Subsidiaries are provided to, as the case may be, AGIG or any of its Subsidiaries by a third party, no event of default has occurred or is subsisting or has been alleged or is likely to arise which may entitle any third party to terminate any agreement or license in respect of the provision of such facilities or services.

3.10.	Contracts.

The AGIG Unitholders have made available to HUSA true, correct and complete copies of each of the Contracts to which AGIG is a party, together with any amendments, modifications or supplements thereto. Each Contract is in full force and effect and is a valid and binding agreement of AGIG and its Subsidiaries, and the other parties thereto, enforceable in accordance with its terms, subject to Bankruptcy and Equity Exception. Neither AGIG or any of its Subsidiaries is in breach of or default, in any material respect, under any Contract to which it is a party, and to the knowledge of the AGIG Unitholders, no other party to any such Contract is in breach thereof or default thereunder. Neither AGIG or any of its Subsidiaries has received from any counterparty any written notice of termination or written notice or claim of default by AGIG or any of its Subsidiaries under any Contract. No event has occurred that, with or without notice or lapse of time or both, would result in a breach or default, in any material respect, under any Contract by AGIG or any of its Subsidiaries.

3.11.	Litigation.

Neither AGIG or any of its Subsidiaries is subject to any order, judgment, stipulation, injunction, decree or agreement with any party, including any Governmental Authority, that would prevent or reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Transaction Documents or, would be material to the business of AGIG. There are no Proceedings pending or, to the knowledge of the AGIG Unitholders, threatened, against AGIG or any of its Subsidiaries, or any of their respective officers or directors.

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3.12.	Compliance with Laws; Permits.

(a) Compliance with Laws. In the last three (3) years, (i) AGIG and each of its Subsidiaries has conducted its business at all times in compliance, in all material respects, with all Laws applicable to its business, and (ii) neither AGIG nor any of its Subsidiaries has received any written notice of any violation or alleged violation of any such applicable Law.

(b) Permits. (i) AGIG and each of its Subsidiaries has all Permits that are necessary to conduct its business as currently conducted, (ii) all such Permits are in full force and effect, (iii) AGIG’s and each of its Subsidiaries’ business is not being conducted in violation or default of such Permits, (iv) neither AGIG nor any of its Subsidiaries is in receipt of any written notification that any Governmental Authority is threatening to revoke any such Permit, (v) all such Permits were lawfully obtained and (vi) all such Permits are transferable to HUSA. Section 3.12(b) of the Disclosure Schedules sets forth all Permits used or held for use by AGIG and each of its Subsidiaries.

3.13.	Anti-Corruption; International Trade.

(a) In the last five (5) years, , neither AGIG, any of its Subsidiaries, or any of the AGIG Unitholders, nor, to the knowledge of the AGIG Unitholders, any of their respective officers, directors or employees has (i) made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, (iv) violated or is violating in any respect Anti-Corruption Laws or (v) directly or indirectly, made, offered, authorized, facilitated or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any governmental official or any other Person.

(b) Neither AGIG or any of its Subsidiaries, nor to the knowledge of the AGIG Unitholders, any of the officers, directors or employees of AGIG or any of its Subsidiaries, is currently or has in the last five (5) years been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) otherwise in violation of any Sanctions.

(c) Neither AGIG or any of its Subsidiaries has received from any Governmental Authority any notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Authority, in each case, concerning any actual or potential violation or wrongdoing related to Sanctions or Anti-Corruption Laws.

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3.14.	Intellectual Property.

(a) Registered Intellectual Property. Section 3.14(a) of the Disclosure Schedules sets forth a correct and complete list of all registrations and applications for Owned Intellectual Property, including:

(i)	patents owned or filed by, or on behalf of, AGIG or any of its Subsidiaries, or under which AGIG or any of its Subsidiaries has exclusive rights in any field or territory, including the country of filing, owner, filing number, date of issue or filing, expiration date and title;

(ii)	registered trademarks and pending applications for registration of trademarks owned or filed by, or on behalf of, or used by AGIG or any of its Subsidiaries, including country of filing, description of goods or services, registration or application number and date of issue;

(iii)	all registered copyrights and applications for registration of copyrights owned or filed by, or on behalf of, or used by AGIG or any of its Subsidiaries, including country of filing, owner, filing number, date of issue and expiration date; and

(iv)	domain names currently used in AGIG’s or any of its Subsidiaries’ business.

(b) All registrations and applications are subsisting and unexpired, valid, enforceable and otherwise in good standing and none of such registrations and applications have been adjudged invalid or unenforceable in whole or in part. All fees that are due and payable in respect of the Owned Intellectual Property have been duly paid, and AGIG and its Subsidiaries has taken all actions required in the prosecution of the Owned Intellectual Property. No Owned Intellectual Property is involved in any interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the scope, validity, enforceability or patentability of any such Owned Intellectual Property is being contested or challenged.

(c) Ownership. AGIG and its Subsidiaries solely and exclusively owns all Owned Intellectual Property, free and clear of any Liens (other than Permitted Liens). Without limiting the generality of the foregoing, AGIG and its Subsidiaries has entered into written agreements with each of its current employees who are/were involved in the creation of any Owned Intellectual Property, whereby such employees (x) assign to AGIG and its Subsidiaries all ownership interest and right they may have in any Owned Intellectual Property, invention, improvement, idea, discovery, development, writing, work of authorship, know-how, process, method and technology created or developed by such employees in connection with the performance of their services for AGIG, and (y) acknowledge AGIG’s and its Subsidiaries’ sole and exclusive ownership of all such Owned Intellectual Property.

(d) Infringement. Neither AGIG or any of its Subsidiaries has received any notice, demand, or indemnification request, or is subject to any claim, injunction, directive, order, or Proceeding (including any oppositions, interferences or re-examinations) whether pending or, to the knowledge of the AGIG Unitholders, threatened (i) asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of Intellectual Property is or may be occurring or has or may have occurred, or (ii) challenging the validity, enforceability or use of any Owned Intellectual Property.

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(e) Protection and Confidentiality. AGIG and its Subsidiaries has implemented reasonable policies and procedures and has taken all reasonable steps and security measures necessary to maintain, enforce and protect their rights in the Owned Intellectual Property and at all times has maintained the confidentiality of all Trade Secrets included in, or otherwise used by AGIG and its Subsidiaries. To the knowledge of the AGIG Unitholders, none of the Trade Secrets used in the business of AGIG and its Subsidiaries have been disclosed to a third party and neither AGIG or any of its Subsidiaries has experienced any loss or data breach related thereto.

3.15.	Insurance.

Section 3.15 of the Disclosure Schedules sets forth a complete list of all insurance policies that insure the business of AGIG and its Subsidiaries. AGIG and its Subsidiaries is insured in amounts no less than as required by applicable Law and any Contract. All such insurance policies are in full force and effect and all premiums due and payable on such insurance policies have been timely paid. Neither AGIG nor any of its Subsidiaries is in breach or default, and neither AGIG nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any such insurance policies. No notice of cancellation, termination or non-renewal has been received by AGIG or any of its Subsidiaries with respect to any such insurance policies.

3.16.	Tax Matters.

For purposes of this Section 3.16, all reference to AGIG shall be deemed to include references to the Subsidiaries of AGIG.

(a) All Tax Returns required to be filed by AGIG have been duly and timely filed, all such Tax Returns are true, correct, and complete in all material respects, and all Taxes required to be paid by AGIG (whether or not shown on any Tax Return) have been duly and timely paid. There is no power of attorney with respect to Taxes that could affect the AGIG after the Closing. As of the Balance Sheet Date, AGIG had no Liability for unpaid Taxes relating to the business of AGIG that have not been accrued or reserved on the Financial Statements, and AGIG has not incurred any Liability for Taxes other than in the ordinary course of business since the Balance Sheet Date.

(b) There has never been any Proceeding with respect to Taxes of AGIG, and no such Proceeding has ever been threatened. Neither AGIG nor any of its directors, officers, or employees responsible for Tax matters expect any Governmental Authority to assess any additional Taxes for any taxable period for which Tax Returns have been filed.

(c) AGIG has duly and timely withheld or collected all Taxes required to be withheld or collected by it, duly and timely paid such withheld or collected amounts to the proper Governmental Authority, and fully complied with all information reporting requirements with respect to such withholding and payment.

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(d) There are no Liens for Taxes (other statutory Liens for Taxes not yet due and payable) on any of the assets of AGIG.

(e) No claim has ever been made by any Governmental Authority in a jurisdiction where AGIG does not file Tax Returns that AGIG is or may be subject to taxation by such jurisdiction. AGIG is not subject to any Tax payment obligation or Tax Return filing obligation in any jurisdiction outside the United States.

(f) AGIG has not entered into, nor is AGIG bound by, any Tax sharing, allocation, or indemnification agreement. AGIG does not have any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise. AGIG has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local, or non-U.S. Law).

(g) AGIG is and always has been properly treated as a domestic corporation for U.S. federal and applicable state and local income Tax purposes.

3.17.	Employment Matters; Benefit Plans.

(a) Neither AGIG nor any of its Subsidiaries is nor has been (i) a party to or bound by any collective bargaining agreement, trade union agreement, works council agreement or other similar agreement (including any such agreement applicable on a national and/or industry-wide basis) (each of the foregoing, a “Labor Contract”), (ii) subject to a legal duty to bargain with, or in recognition of, any labor union, works council, trade union or similar employee representative group (each, an “Employee Representative”); (iii) the object of any attempt to organize or obtain recognition with respect to its employees for collective bargaining purposes or representation by any Employee Representative, or presently operating under an expired Labor Contract; or (iv) party to or subject to any actual or, to the knowledge of the AGIG Unitholders, threatened, organizing activity, strike, work stoppage, picketing, boycott or similar activity.

(b) Neither AGIG nor any of its Subsidiaries nor any ERISA Affiliate sponsors, maintains, contributes to, or has any Liability with respect to (or has, within the past six (6) years, sponsored, maintained, contributed to or had any Liability with respect to) any (i) single employer pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), in each case, for the benefit of any employee. Neither AGIG nor any of its Subsidiaries has any Liability in respect of, or obligation to provide, post-employment or post-retirement health, medical, or life insurance benefits, whether under a Benefit Plan or otherwise, to any employee, except as required under Section 4980B of the Code or any similar applicable Law.

(c) Neither AGIG nor any of its Subsidiaries has any liability with respect to a plan that is subject to Title IV of ERISA that could become a liability of HUSA or any of its Affiliates. There are no participant loans of any employee outstanding under the AGIG’s tax-qualified employee savings plan(s) maintained in the U.S. which will become payable as a result of or in connection with the consummation of transactions contemplated by this Agreement.

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3.18.	Brokers and Other Advisors.

Except as set forth in Section 3.18 of the Disclosure Schedules, neither AGIG, any of its Subsidiaries, nor the AGIG Unitholders have retained any investment banker, finder or broker who would have a valid claim for a fee, brokerage, commission or similar compensation in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

3.19.	Business Records.

All files, documents, ledgers, instruments, papers, books and records and similar information (whether in paper, digital or other tangible or intangible form) that are used or held for use by AGIG or any of its Subsidiaries and necessary for AGIG’s or any of its Subsidiaries’ conduct of its business, including all technical information, quality control records, blueprints, research and development notebooks and files, customer credit data, mailing lists, warranty information, operating guides and manuals, studies and reports, catalogs, advertising and promotional materials, brochures, standard forms of documents, product testing reports, manuals, sales and promotional literature, drawings, technical plans, business plans, budget projections, price lists, customer and supplier lists and records (including correspondence), referral sources (the “Business Records”), but excluding any minute books, stock ledgers, financial records, Tax records and other materials that AGIG is required by Law to retain have been kept in the ordinary course of business and are true, complete and correct in all material respects. Copies of such Business Records have been made available to HUSA.

3.20.	AGIG Unitholder Investment Acknowledgments.

(a) The AGIG Unitholders acknowledge and understand that the investment in any shares of Common Stock issuable pursuant to this Agreement involves substantial risk and when issued by HUSA in accordance with this Agreement (i) will not be registered for sale under the Securities Act or any other applicable securities Laws, and (ii) may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities Laws or pursuant to an exemption therefrom, and in each case in compliance with the conditions set forth in this Agreement.

(b) The AGIG Unitholders acknowledge and understand that they are acquiring any shares of Common Stock for their own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any shares of Common Stock, in each case, in violation of the federal Securities Laws or any other applicable Law. The AGIG Unitholders represent that each of them is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

(c) The AGIG Unitholders understand and agree that the shares of Common Stock issuable pursuant to this Agreement may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom.

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(d) The AGIG Unitholders acknowledge and agree that any certificates or book entries representing any shares of Common Stock issued pursuant to this Agreement shall bear a restrictive legend substantially similar to the following (together with any other legend or legends required by applicable state or foreign securities laws or otherwise):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN ASSET PURCHASE AGREEMENT PURSUANT TO WHICH THESE SECURITIES WERE ORIGINALLY ISSUED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ARE BINDING ON PERMITTED TRANSFEREES OF THESE SHARES.

3.21.	Non-Arm’s Length Transactions.

AGIG is not and none of its Subsidiaries are indebted to any director, officer or employee, agent, independent contractor or Affiliate or associate (except for amounts due as salaries, bonuses, directors’ fees, paid time-off/vacation, other remuneration, indemnification or the reimbursement of expenses, in each case in the ordinary course). Except in the ordinary course, AGIG is not and none of its Subsidiaries are a party to or bound by any Contract (other than directors’ or employment arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any equity owner or equity owner, director, officer or employee, or any of their respective Affiliates.

3.22.	Related Person Transactions.

There are no transactions, or series of related transactions, agreements, arrangements, or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements, or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K.

3.23.	CFIUS Representations.

Neither AGIG nor any of its Subsidiaries is engaged in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. Neither AGIG nor any of its Subsidiaries has any current intention of engaging in such activities in the future.

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3.24.	Exclusivity of Representations; No other Representations or Warranties.

The representations and warranties made by the AGIG Unitholders in this Agreement and the other Transaction Documents are the sole and exclusive representations and warranties made by the AGIG Unitholders in connection with the transactions contemplated by this Agreement or the other Transaction Documents. The AGIG Unitholders hereby disclaim any other express or implied representations or warranties.

ARTICLE IV.
REPRESENTATIONS OF HUSA

HUSA represents and warrants to the AGIG Unitholders, subject to the disclosures and exceptions set forth in the disclosure schedules delivered by HUSA to the AGIG Unitholders concurrently herewith (the “HUSA Disclosure Schedules”), as of the Signing Date and as of the Closing Date, as follows:

4.1.	Corporate Existence.

HUSA is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. HUSA has the requisite corporate power and authority to own, lease and operate its properties, rights and assets related to its business and to conduct its business as the same is now being conducted by it. HUSA is duly qualified to do business as a foreign corporation under the Laws of all jurisdictions where the nature of its business or location of its assets requires such qualification and is in good standing in each jurisdiction where such qualification is necessary, except as would not be reasonably be expected to have a material adverse effect.

4.2.	Corporate Authority.

(a) This Agreement and the other Transaction Documents to which HUSA is a party and the consummation of the transactions contemplated hereby and thereby involving HUSA have been duly authorized by HUSA by all requisite corporate action. HUSA has all corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. This Agreement has been duly executed and delivered by HUSA, and the other Transaction Documents will be duly executed and delivered by HUSA, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of HUSA, enforceable against it in accordance with its terms.

(b) The execution and delivery of this Agreement and the other Transaction Documents by HUSA, the performance by HUSA of its obligations hereunder and thereunder and the consummation by HUSA of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of HUSA, (ii) result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which HUSA is subject or is a party, or (iii) violate, conflict with or result in any breach under any provision of any Law applicable to HUSA or any of its properties or assets, except, in the case of clauses (ii) and (iii), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on HUSA’s ability to consummate the transactions contemplated under this Agreement or to perform its obligations under this Agreement and the other Transaction Documents to which HUSA is a party. Except for obtaining the affirmative vote of a majority of the votes cast by holders of issued shares of Common Stock at a duly convened and held stockholders’ meeting of HUSA at which a quorum is present (i) approving the amendment of HUSA’s certificate of incorporation as contemplated by this Agreement, (ii) approving the reverse stock split, (iii) approving the issuance of the Exchange Shares in connection with the transactions contemplated hereof, and (iv) any other resolutions required by Law or the rules and regulations of the SEC or the NYSE American (the “HUSA Stockholder Approval”), no other corporate action or proceeding on the part of HUSA is necessary to authorize the execution, delivery and performance by HUSA of this Agreement and the consummation by it of the transactions contemplated hereby.

4.3.	Capitalization.

(a) The authorized capital stock of HUSA consists of (i) 20,000,000 shares of Common Stock, of which 15,686,533 shares are outstanding, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding. All of such issued and outstanding shares of HUSA are fully paid and nonassessable.

(b) Except as set forth in Section 4.3(b) of the HUSA Disclosure Schedules (A) no shares of Common Stock of HSUA are subject to preemptive rights or any other similar rights or any Liens suffered or permitted by the Company; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, any Common Stock, or contracts, commitments, understandings or arrangements by which HUSA is or may become bound to issue additional Common Stock, or options, warrants or scrip for rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any Common Stock; (C) there are no agreements or arrangements under which HUSA is obligated to register the sale of any of its securities under the Securities Act; (D) there are no outstanding securities or instruments of HUSA that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which HUSA is or may become bound to redeem a security of HUSA and no other shareholder or similar agreement to which HUSA is a party; (E) there are no securities or instruments containing anti-dilution or similar provisions that will or may be triggered by the issuance of the Exchange Shares; and (F) HUSA does not have any share appreciation rights or “phantom share” plans or agreements or any similar plan or agreement.

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4.4.	Solvency.

As of and immediately after the Closing, HUSA (excluding AGIG and its Subsidiaries) is and will be able to pay its debts as they become due in the ordinary course of business and will own assets having a present fair saleable value greater than its stated Liabilities and identified contingent Liabilities, including any contingent Liabilities, HUSA may have in respect of any actual or alleged violation or noncompliance of Law by HUSA. Immediately after the Closing, HUSA (excluding AGIG and its Subsidiaries) will have adequate capital to carry on its business and to perform its obligations under its Contracts. HUSA has not incurred, does not intend to incur, and does not reasonably believe it will incur debts beyond its ability to pay as such debts mature or become due. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereunder, delay or defraud either present or future creditors of HUSA or to prevent HUSA from performing its obligations under its Contracts.

4.5.	Title to Assets.

(a) HUSA owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to HUSA or its business. All of such assets are owned or, in the case of leased assets, leased by HUSA free and clear of any Liens, other than Permitted Liens.

(b) Except as set out in Section 4.5(b) of the HUSA Disclosure Schedules, HUSA holds all rights, assets and property necessary for the conduct of its business after the Closing, substantially in the same manner as conducted prior to the Closing.

(c) Where any material assets are used, but not owned, by HUSA or any facilities or services which are material to the respective businesses of HUSA are provided to, as the case may be, HUSA by a third party, no event of default has occurred or is subsisting or has been alleged or is likely to arise which may entitle any third party to terminate any agreement or license in respect of the provision of such facilities or services.

4.6.	Real Property; Leasehold.

Except as set forth in Section 4.6 of the HUSA Disclosure Schedules, HUSA does not own any real property. Section 4.6 of the HUSA Disclosure Schedule sets forth an accurate and complete list of all real properties with respect to which HUSA directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, HUSA. HUSA’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and HUSA has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Liens other than Permitted Liens.

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4.7.	SEC Filings; Financial Statements.

(a) HUSA has delivered or made available to the AGIG Unitholders accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by HUSA with the SEC since December 31, 2021, other than such documents that can be obtained on the SEC’s website at www.sec.gov. Since December 31, 2021, all material statements, reports, schedules, forms and other documents, including any exhibits thereto, required to have been filed by HUSA or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the rules and regulations thereunder, and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the SEC Documents are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of HUSA has failed to make the certifications required of him or her. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or NYSE with respect to SEC Documents. None of the SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of HUSA.

(b) The financial statements (including any related notes) contained or incorporated by reference in the SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Quarterly Report filed on Form 10-Q with the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of HUSA as of the respective dates thereof and the results of operations and cash flows of HUSA for the periods covered thereby. Other than as expressly disclosed in the SEC Documents filed prior to the date hereof, there has been no material change in HUSA’s accounting methods or principles that would be required to be disclosed in HUSA’s financial statements in accordance with GAAP.

(c) HUSA’s independent registered public accounting firm has at all times since December 31, 2021 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to HUSA within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

4.8.	Governmental Approvals and Consents.

No Consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of HUSA in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices which have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on HUSA’s ability to consummate the transactions contemplated under this Agreement or to perform its obligations under this Agreement and the other Transaction Documents to which HUSA is a party.

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4.9.	Litigation.

HUSA is not subject to any order, judgment, stipulation, injunction, decree or agreement with any party, including any Governmental Authority, that would prevent or reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Transaction Documents. There are no Proceedings pending or, to the knowledge of HUSA, threatened against HUSA or any of its Affiliates that would reasonably be expected to have a material impact on the business of HUSA following the consummation of the transactions contemplated by the Transaction Documents.

4.10.	Brokers and Other Advisors.

Except for Univest Securities, none of HUSA nor any of its Affiliates has retained any financial advisor, investment banker, finder or broker who would have a valid claim for a fee, brokerage, commission or similar compensation from AGIG or its Affiliates in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

4.11.	Business Records.

All files, documents, ledgers, instruments, papers, books and records and similar information (whether in paper, digital or other tangible or intangible form) that are used or held for use by HUSA and necessary for HUSA’s conduct of its business have been kept in the ordinary course of business and are true, complete and correct in all material respects. Copies of such records have been made available to AGIG.

4.12.	Not an Investment Company.

HUSA is not an investment company as described in Section 1.351-1(c)(1)(ii) of the Treasury Regulations.

4.13.	CFIUS Representations.

HUSA is not engaged in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the DPA; (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. HUSA does not have any current intention of engaging in such activities in the future.

4.14.	Exclusivity of Representations; No Other Representations or Warranties.

The representations and warranties made by HUSA or any of its Affiliates in this Agreement and the other Transaction Documents are the sole and exclusive representations and warranties made by HUSA and its Affiliates in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Each of HUSA and its Affiliates hereby disclaims any other express or implied representations or warranties.

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ARTICLE V.
AGREEMENTS OF HUSA AND AGIG

5.1.	Conduct of the Business of AGIG.

(a) During the Pre-Closing Period, except as otherwise contemplated by the Transaction Documents or required by applicable law, the AGIG Unitholders shall use commercially reasonable efforts to and shall cause AGIG to:

(i)	operate and conduct AGIG’s business in the ordinary course of business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(ii)	(A) preserve intact AGIG’s current business organization, (B) keep available the services of the employees, (C) maintain AGIG’s relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with AGIG, and (D) promptly repair, restore or replace any business assets that are destroyed or damaged;

(iii)	comply with all material legal requirements and contractual Liabilities applicable to the operation of its business and pay all applicable Taxes with respect thereto when due and payable; and

(iv)	(A) confer regularly with HUSA concerning operational matters relating to its business and (B) otherwise report regularly to HUSA concerning the status of its business.

(b) During the Pre-Closing Period, except as otherwise contemplated by the Transaction Documents or required by applicable law, the AGIG Unitholders shall not, without the prior written approval of HUSA (which approval shall not be unreasonably withheld, conditioned or delayed) take or allow AGIG to take any of the following actions:

(i)	except for sales or transfers of AGIG’s products in the ordinary course of business, sell or otherwise transfer, or agree, commit or offer (in writing or otherwise) to sell or otherwise transfer any interest in its assets or business;

(ii)	permit, or agree, commit or offer (in writing or otherwise) to permit, any interest in AGIG’s assets to become subject, directly or indirectly, to any Lien (other than Permitted Liens);

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(iii)	terminate (other than by expiration) or amend or modify (other than by automatic extension or renewal if deemed an amendment or modification of any such contract) in any material respect any Contract;

(iv)	incur, assume or otherwise become subject to any Liability, except for liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the ordinary course of business;

(v)	commence or settle any Proceeding;

(vi)	enter into any transaction outside the ordinary course of business including any agreement that could result in the payment by HUSA or AGIG of a finder’s fee, success fee or other similar fee in connection with the transactions contemplated in this Agreement;

(vii)	incur or enter into any Contract for Indebtedness;

(viii)	dividend or distribute any cash or assets of any kind to the AGIG Unitholders;

(ix)	enter into any Contract between AGIG on the one hand and any AGIG Unitholders or any of their Affiliates on the other hand;

(x)	trade in any securities of HUSA;

(xi)	enter into any transaction or take any other action that might cause or constitute a material breach of any representation or warranty made by the AGIG Unitholders in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing Date; and

(xii)	agree, commit or offer (in writing or otherwise) to take any of the actions described in this Section 5.2(b).

(c) Notwithstanding the foregoing, nothing contained herein shall prevent the AGIG Unitholders during the Pre-Closing Period from taking any actions to facilitate the Closing, the Exchange or the consummation of the transactions contemplated by the Transaction Documents.

5.2.	Conduct of the Business of HUSA.

(a) During the Pre-Closing Period, except for the Contemplated Offering and as otherwise contemplated by the Transaction Documents or required by applicable law, HUSA shall use commercially reasonable efforts to:

(i)	operate and conduct its business in the ordinary course of business and in the same manner as such operations have been conducted prior to the date of this Agreement;

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(ii)	(A) preserve intact its current business organization, (B) keep available the services of the employees, (C) maintain its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with HUSA, and (D) promptly repair, restore or replace any business assets that are destroyed or damaged;

(iii)	comply with all material legal requirements and contractual Liabilities applicable to the operation of its business and pay all applicable Taxes with respect thereto when due and payable;

(iv)	(A) confer regularly with AGIG concerning operational matters relating to its business and (B) otherwise report regularly to AGIG concerning the status of its business; and

(b) During the Pre-Closing Period, except as otherwise contemplated by the Transaction Documents or required by applicable law, HUSA shall not, without the prior written approval of the AGIG Unitholders (which approval shall not be unreasonably withheld, conditioned or delayed) take any of the following actions:

(i)	except (A) as set forth in Schedule 5.2(b)(i), or (B) for sales or transfers of its products in the ordinary course of business, sell or otherwise transfer, or agree, commit or offer (in writing or otherwise) to sell or otherwise transfer any interest in its assets or business;

(ii)	permit, or agree, commit or offer (in writing or otherwise) to permit, any interest in its assets to become subject, directly or indirectly, to any Lien (other than Permitted Liens);

(iii)	terminate (other than by expiration) or amend or modify (other than by automatic extension or renewal if deemed an amendment or modification of any such contract) in any material respect any Contract;

(iv)	incur, assume or otherwise become subject to any Liability, except for liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the ordinary course of business;

(v)	commence or settle any Proceeding;

(vi)	enter into any transaction outside the ordinary course of business, including any agreement that could result in the payment by HUSA or AGIG of a finder’s fee, success fee or other similar fee in connection with the transactions contemplated in this Agreement;

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(vii)	incur or enter into any Contract for Indebtedness;

(viii)	dividend or distribute any cash or assets of any kind to the holders of Common Stock;

(ix)	enter into any Contract between holders of Common Stock or any of their Affiliates;

(x)	enter into any transaction or take any other action that might cause or constitute a material breach of any representation or warranty made by HUSA in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing Date; and

(xi)	agree, commit or offer (in writing or otherwise) to take any of the actions described in this Section 5.2(b).

(c) Notwithstanding the foregoing, nothing contained herein shall prevent HUSA during the Pre-Closing Period from taking any actions to effect the Contemplated Offering or facilitate the Closing, the Exchange or the consummation of the transactions contemplated by the Transaction Documents.

5.3.	Investigation of Business.

During the Pre-Closing Period, and subject to applicable Laws and Section  5.5, the Parties shall be entitled, including through their Representatives, to have such reasonable access to the properties, businesses, operations, senior management personnel and books and records of the other Party, as it reasonably requests in connection with the Parties’ efforts to consummate the transactions contemplated by this Agreement. Any such access and examination shall be conducted on reasonable advance written notice in accordance with Section 9.1, during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Parties shall use commercially reasonable efforts to cause the Representatives to cooperate with such request and in connection with such access and examination, and the other Party and its Representatives shall use their commercially reasonable efforts to minimize any disruption to the business of the other Party. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require the Party to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Party bound solely on the basis that the disclosure of such information would, in the reasonable and good faith judgment of outside counsel to the Party, violate such attorney-client privilege or conflict with such confidentiality obligations.

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5.4.	Necessary Efforts.

Subject to the other terms and conditions of this Agreement, the AGIG Unitholders and HUSA agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by the Transaction Documents and to use their respective reasonable best efforts to cause the conditions to each Party’s obligation to close the transactions contemplated hereby as set forth in  ARTICLE VI to be satisfied, including all actions necessary to obtain (a) all licenses, certificates, permits, approvals, clearances, expirations, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders (each a “Consent”) of any Governmental Authority required for the satisfaction of the conditions set forth in Section 6.1(b), and (b) all other Consents of any Person, necessary or desirable in connection with the consummation of the transactions contemplated by the Transaction Documents, it being understood that neither Party nor any of their respective Subsidiaries shall be required to expend any money other than for filing fees or expenses or immaterial administrative or legal costs or expenses. The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing.

5.5.	Public Disclosures.

A mutually agreed joint press release describing the terms of this Agreement shall be released promptly after execution of this Agreement and HUSA shall file a Current Report on Form 8-K with the SEC, which shall include that press release and this Agreement as exhibits. Thereafter, unless otherwise required by Law, no press release or other public announcement or comment pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any Party or its Affiliates without the prior written approval of the other Party (which approval shall not be unreasonably withheld). If in the judgment of either Party upon the advice of outside counsel such a press release or public announcement is required by Law, the Party intending to make such release or announcement shall to the extent practicable use reasonable commercial efforts to provide prior written notice to the other Party of the contents of such release or announcement and to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

5.6.	Access to Records and Personnel.

(a) Exchange of Information. After the Closing, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access, during regular business hours, to the other Party’s employees and to any books, records, documents, files and correspondence in the possession or under the control of the other Party or such other Party’s Subsidiaries that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or any of its Affiliates (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party or any of its Affiliates, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements applicable to such requesting Party or any of its Affiliates, (iii) in connection with the preparation of the financial statements of such Party or its Affiliates or (iv) to comply with its obligations under this Agreement or any of the other Transaction Documents; provided, that such access shall not unreasonably interfere with the normal business operations of AGIG, HUSA or their respective Affiliates, as applicable. Notwithstanding anything to the contrary set forth in this Section 5.6(a), no Party shall be required to provide access to or disclose information (x) where such access or disclosure would violate any Law (including any applicable data protection and privacy Laws) or agreement, or waive any attorney-client or other similar privilege, and each Party may redact information regarding itself or its Subsidiaries or otherwise not relating to the other Party and its Subsidiaries, and, in the event such provision of information could be commercially detrimental, violate any Law or agreement or waive any attorney-client or other similar privilege, the Parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence, or (y) in the event of a dispute between the AGIG Unitholders or any of its Affiliates, on the one hand, and HUSA or any of its Affiliates, on the other hand, except as would be required by applicable civil process or applicable discovery rules. To the extent that either Party is provided access to personal data by the other Party pursuant to this Section, the receiving Party shall (without prejudice to the foregoing obligations set forth in this Section 5.6(a)) comply with all applicable data protection and privacy laws with respect to such personal data. The AGIG Unitholders shall, and cause AGIG to, furnish to HUSA furnish all information as may be reasonably requested by HUSA in connection with the preparation and submission of the Proxy Statement and the responses to any comments from the SEC with respect to the Proxy Statement and shall use reasonable best efforts to ensure that the information concerning the AGIG Unitholders and AGIG contained in the Proxy Statement is true and correct in all material respects and doesn’t omit any information necessary to make such information misleading and complies in all material respects with the requirements of the Securities Act and the Exchange Act.

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(b) Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section  5.6 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c) Record Retention. Except as otherwise provided herein, and to the extent permitted by applicable data protection and privacy Law, each Party agrees to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers (the “Books and Records”) in their respective possession or control for a period of six (6) years, following the Closing Date. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records in accordance with its record retention policies consistent with past practice and/or applicable data protection and privacy Laws, provided that, prior to such destruction or disposal (i) such Party shall provide no less than 30 days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in reasonable detail which of the Books and Records is proposed to be so destroyed or disposed of), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as soon as reasonably practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out of pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).

(d) Access to Data Room. Until the earlier of termination of this Agreement and the Closing Date, the AGIG Unitholders will not remove any of the documents from the Data Room provided in connection with the transactions contemplated hereby.

(e) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section  5.6 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.

(f) Confidential Information; Public Disclosure. The Parties shall ensure that, on and at all times after the Closing Date, each Party keeps strictly confidential and does not use or disclose to any other Person, any non-public document or other non-public information that relates directly or indirectly to AGIG, HUSA, the AGIG Unitholders or any their respective Affiliates, unless otherwise required by Law.

5.7.	Notification.

At all times prior to Closing, the AGIG Unitholders shall promptly notify HUSA in writing of: (a) the discovery by the AGIG Unitholders of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by the AGIG Unitholders in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by the AGIG Unitholders in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of the AGIG Unitholders; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in ARTICLE VI impossible or unlikely. No such notification shall be deemed to supplement or amend this Agreement, including for purposes of determining (i) the accuracy of any representation or warranty made by the AGIG Unitholders in this Agreement or in the officer’s certificate referred to in Section 6.2(c), or (ii) whether any of the conditions set forth in ARTICLE VI has been satisfied.

5.8.	Meeting of Stockholders.

HUSA shall (i) establish a record date for a meeting of its stockholders (the “HUSA Stockholders Meeting”) for the purpose of seeking the HUSA Stockholder Approval, which record date shall be as promptly as possible following the date hereof, (ii) file a preliminary proxy statement with respect to the HUSA Stockholders Meeting (such proxy statement and any amendment thereof or supplement thereto, the “Proxy Statement”) with the U.S. Securities and Exchange Commission within ten (10) Business Days from the Signing Date or as soon as reasonably practicable after receiving all of the information it needs from AGIG for the proxy, (iii) duly convene and give notice of the HUSA Stockholders Meeting as promptly as practicable, and mail the Proxy Statement to the stockholders of HUSA of record on the record date for the HUSA Stockholders Meeting, and (iv) hold the HUSA Stockholders Meeting, and use commercially reasonable efforts to solicit the HUSA Stockholder Approval. HUSA shall schedule the HUSA Stockholders Meeting to be held within twenty five (25) days of the initial mailing of the Proxy Statement; provided, however, that HUSA may postpone, recess or adjourn the HUSA Stockholders Meeting (i) with the consent of the AGIG Unitholders, (ii) to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholder of HUSA within a reasonable amount of time in advance of the HUSA Stockholders Meeting, (iii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum or to obtain the HUSA Stockholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the HUSA Stockholder Approval, as applicable, or (iv) as may be required by applicable Law or the charter documents of HUSA.

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5.9.	Monthly Financial Statements.

Within 10 Business Days after then end of each month after December 2024, the AGIG Unitholders shall provide to HUSA a monthly unaudited consolidated balance sheet and a monthly unaudited consolidated statement of operations of AGIG for each such month and when delivered such financial statements shall be included in the definition of Financial Statements.

5.10.	Reverse Stock Split; Certificate of Incorporation Amendment; Stock Exchange Listing.

(a) HUSA shall use commercially reasonable efforts to amend its amended and restated certificate of incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of Common Stock, at a ratio to be determined by the board of directors of HUSA, in order for HUSA to comply with NYSE American listing standards (the “Reverse Stock Split”).

(b) HUSA shall use commercially reasonable efforts to amend its Certificate of Incorporation to increase the number of authorized shares of Common Stock to allow HUSA to issue the Exchange Shares.

(c) HUSA shall use commercially reasonable efforts to cause the Exchange Shares to be approved for listing on the NYSE American, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, HUSA shall submit an additional listing application with NYSE American (the “NYSE Listing Application”) with respect to the Exchange Shares. HUSA shall use its commercially reasonable efforts to have the NYSE Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of NYSE American). Each of HUSA and the AGIG Unitholders shall furnish all information as may be reasonably requested by the other Party in connection with any such action and the preparation and submission of the NYSE Listing Application. No submission of, or amendment or supplement to, the NYSE Listing Application will be made by any Party without providing the other Parties with a reasonable opportunity to review and comment thereon. In addition, each Party agrees to provide the other Party and its legal counsel with copies of any written comments, and shall inform the other Party of any oral comments, that such Party or its counsel may receive from time to time from NYSE American or its staff with respect to the NYSE Listing Application promptly after receipt of such comments, and any written or oral responses thereto. Each Party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each Party shall give due consideration to the additions, deletions or changes suggested thereto by the other Party and their respective counsel.

5.11.	Insurance.

The Parties shall cause HUSA, at HUSA’s sole expense, to: (i) obtain as of Closing “tail” insurance policy with a claims period of six years from the Closing with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of HUSA, in each case with respect to claims arising out of or relating to events which occurred before or at the Closing (including in connection with the transactions contemplated by this Agreement). The premium for the “tail” insurance policy shall be paid by HUSA on or prior to the Closing.

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5.12.	HUSA Board Members Post Closing.

(a) The Parties shall take all necessary action, including causing the directors of HUSA to resign, if necessary, so that effective as of the Effective Time, the HUSA’s board of directors (the “Post-Closing HUSA Board”) will consist of five (5) individuals. Effective as of the Effective Time, the Board of Directors of HUSA shall appoint AGIG’s Chief Executive Officer, Edward Gillespie, to the HUSA Board of Directors. At or prior to the Closing, HUSA will provide Mr. Gillespie with a customary director indemnification agreement, in form and substance reasonably acceptable to such individual.

(b) HUSA shall deliver the Resignation Letters at the Closing, pursuant to which two of the HUSA Directors (Stephen P. Hartzell and R. Keith Grimes) will resign, and the Chief Executive Officer of HUSA (Peter Longo) will resign as CEO, but not as a director, in each case within 45 days from the Closing. In accordance with the Bylaws of HUSA, the HUSA Board of Directors shall appoint two persons nominated by AGIG whom shall be required to qualify as an “independent director” (as defined under NYSE American rules) to fill the vacancies left by such resignations.

ARTICLE VI.
CONDITIONS TO CLOSING

6.1.	Conditions Precedent to Obligations of HUSA and the AGIG Unitholders.

The respective obligations of the Parties to consummate and cause the consummation of the Exchange shall be subject to the satisfaction (or mutual waiver, in whole or in part, by the Parties, to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) No Injunction, Etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect on the Closing Date that has or would have the effect of prohibiting or enjoining the Exchange or the other transactions contemplated by this Agreement or making the Exchange or other transactions contemplated by this Agreement illegal;

(b) Governmental Approvals. HUSA and the AGIG Unitholders shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with the transactions contemplated hereby;

(c) NYSE Listing Application. HUSA shall have filed the NYSE Listing Application and taken all necessary actions to effectuate the Reverse Stock Split, in order to satisfy the applicable NYSE American listing standards for HUSA following the Exchange and NYSE shall have approved such listing of HUSA’s Common Stock following the effective date of the Reverse Stock Split;

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(d) HUSA Stockholder Approval. The HUSA Stockholder Approval shall have been obtained;

(e) No Litigation. There shall not be pending any suit, action, or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or seeking to obtain from the AGIG Unitholders or HUSA in connection with the transactions contemplated by this Agreement any material damages or material commitments;

(f) Certain Consents. The approvals, consents, ratifications or waivers listed in Schedule  6.1(f), in each case in a form reasonably satisfactory to HUSA, shall have been obtained; and

(g) Appointment to the Board. The members of the Post-Closing HUSA Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.12.

6.2.	Conditions Precedent to Obligation of HUSA.

The obligation of HUSA to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, in whole or in part, by HUSA in its sole discretion, to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations and Warranties of the AGIG Unitholders. (i) The representations and warranties of the AGIG Unitholders contained in this Agreement (other than AGIG Fundamental Representations) (disregarding any exception or qualification of such representations and warranties that that are qualified by the terms “material”, “in all material respects”, “Material Adverse Effect”, or similar words or phrases) shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), in all material respects, and (ii) the AGIG Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), other than as would have a de minimis impact;

(b) Covenants of the AGIG Unitholders. The AGIG Unitholders shall have performed and complied in all material respects with all covenants contained in this Agreement to be performed by them at or prior to the Closing;

(c) Officer’s Certificate. HUSA shall have received a certificate signed by an authorized executive officers of the AGIG Unitholders, dated the Closing Date, to the effect that the conditions specified in Sections 6.2(a),  6.2(b), and 6.2(e) are satisfied;

(d) Secretary’s Certificate. HUSA shall have received a certificate of the secretaries (or equivalent officer) of the AGIG Unitholders certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the board of managers of the AGIG Unitholders authorizing the execution, delivery and performance of this Agreement and the consummation of the Exchange and other transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) true and complete copies of the certificate of incorporation and by-laws or other charter documents of each AGIG Unitholder;

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(e) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to AGIG that has occurred and is continuing;

(f) Financial Statements. HUSA shall have received the Financial Statements; and

(g) Closing Deliverables. HUSA shall have received the deliverables required under Section 7.3 hereof.

(h) IRS Form W-9. HUSA shall have received a duly executed and completed IRS Form W-9 from each AGIG Unitholder dated on or reasonably prior to the Closing Date.

(i) AGIG Unit Assignment. HUSA shall have received a duly executed assignment of all of the AGIG Units in a form satisfactory to HUSA.

6.3.	Conditions Precedent to Obligation of AGIG Unitholders.

The obligation of AGIG Unitholders to consummate and cause the consummation of the Exchange shall be subject to the satisfaction (or waiver, in whole or in part, by AGIG Unitholders in its sole discretion, to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) Accuracy of HUSA’s Representations and Warranties. (i) The representations and warranties of HUSA contained in this Agreement (other than the HUSA Fundamental Representations) (disregarding any exception or qualification of such representations and warranties that that are qualified by the terms “material”, “in all material respects”, or similar words or phrases) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), in all material respects and (ii) the HUSA Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), other than as would have a de minimis impact;

(b) Covenants of HUSA. HUSA shall have performed and complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing;

(c) Officer’s Certificate. The AGIG Unitholders shall have received a certificate signed by an authorized executive officer of HUSA, dated the Closing Date, to the effect that the conditions specified in Sections 6.3(a),  6.3(b) and 6.3(e) are satisfied;

(d) Secretary’s Certificate. The AGIG Unitholders shall have received a certificate of the secretary (or equivalent officer) of HUSA certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the board of directors of HUSA authorizing the execution, delivery and performance of this Agreement and the consummation of the Exchange and other transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and there, and (ii) true and complete copies of the certificate of incorporation and by-laws of HUSA if not already publicly filed with the SEC;

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(e) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to HUSA that has occurred and is continuing;

(f) HUSA Common Stock. The Common Stock (A) shall be designated for quotation or listed (as applicable) on NYSE American and (B) shall not have been suspended, as of the Closing Date, by the SEC or New York Stock Exchange from trading on NYSE American nor shall suspension by the SEC or NYSE American have been threatened, as of the Closing Date, either (I) in writing by the SEC or NYSE American or (II) by falling below the minimum maintenance requirements of the NYSE American;

(g) Listing Application. The NYSE Listing Application shall have been approved;

(h) Certificate of Incorporation. HUSA shall have filed the certificate of amendment of the Certificate of Incorporation set forth in Section 5.11(b) and to effectuate the Reverse Stock Split;

(i) Transfer Agent Instruction. HUSA shall have delivered the irrevocable instruction letter to its Transfer Agent for the issuance of the Exchange Shares; and

(j) Closing Deliverables. The AGIG Unitholders shall have received the deliverables required under Section 7.2 hereof.

ARTICLE VII.
CLOSING

7.1.	Closing Date.

Unless this Agreement shall have been terminated pursuant to ARTICLE VIII hereof, the closing of the Exchange and the other transactions hereunder (the “Closing”) shall take place remotely, at 9:00 a.m., Eastern Time, and in such other places as are necessary to effect the transactions to be consummated at the Closing, on the second Business Day immediately following the satisfaction or, to the extent permitted by Law, waiver of all of the conditions in  ARTICLE VII (other than those conditions which by their nature are to be satisfied or, to the extent permitted by Law, waived at the Closing but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions), or at such other time, date and place as shall be fixed by mutual agreement of the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date”. The effective time (“Effective Time”) of the Closing for tax, operational and all other matter matters shall be deemed to be 12:01 a.m. Eastern Time on the Closing Date.

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7.2.	HUSA Obligations.

At the Closing, HUSA shall (i) deliver to the AGIG Unitholders the Exchange Shares as set forth in Section 2.2, and (ii) deliver to the AGIG Unitholders the following in such form and substance as are reasonably acceptable to the AGIG Unitholders:

(a) the documents described in Sections 6.3(c) and (d);

(b) transfer agent instructions to issue via book-entry the Exchange Shares being issued to the AGIG Unitholders;

(c) the resignation letters of two HUSA Directors (Stephen P. Hartzell and R. Keith Grimes) and the Chief Executive Officer of HUSA (the “Resignation Letters”) prior to the Closing Date, effective within 45 days from the Closing, in accordance with Section 5.12, in form and substance reasonably acceptable to the AGIG Unitholders; and

(d) such other documents and instruments (if any) as counsel for HUSA and the AGIG Unitholders mutually agree to be reasonably necessary to consummate the transactions described herein.

7.3.	AGIG Unitholders Obligations.

At the Closing, the AGIG Unitholders shall deliver to HUSA the following in such form and substance as are reasonably acceptable to HUSA:

(a) the documents described in Sections 6.2(c) and (d); and

(b) such other documents and instruments (if any) as counsel for HUSA and the AGIG Unitholders mutually agree to be reasonably necessary to consummate the transactions described herein.

ARTICLE VIII.
TERMINATION

8.1.	Termination Events.

This Agreement may be terminated and the transactions contemplated herein may be abandoned:

(a) by mutual written consent of the Parties;

(b) after June 30, 2025 (the “Outside Date”), by any Party by delivery of a written notice to the other Party in accordance with Section 9.1 if the Closing shall not have been consummated on or prior to 5:00 pm Eastern Time on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any of its representations, warranties, covenants or other obligations under this Agreement has been the primary cause of, or otherwise primarily resulted in, the failure of the Closing to occur on or prior to such date;

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(c) by any Party, if a final, non-appealable order, decree or ruling enjoining or otherwise prohibiting consummation of the Exchange has been issued by any Governmental Authority (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) or any Law has been enacted that would make the Exchange illegal;

(d) by the AGIG Unitholders (by delivery of a written notice to HUSA in accordance with Section 9.1(b)) if (i) the AGIG Unitholders are not in breach of any of their representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 6.2(a) or 6.2(b) incapable of being satisfied on the Outside Date and (ii) HUSA is in breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 6.3(a) or 6.3(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by the AGIG Unitholders to HUSA and (y) three (3) Business Days prior to the Outside Date; or

(e) by HUSA (by delivery of a written notice to the AGIG Unitholders in accordance with Section 9.1(a)) if (i) HUSA is not in breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 6.3(a) or 6.3(b) incapable of being satisfied on the Outside Date and (ii) AGIG is in breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections  6.2(a) or  6.2(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by HUSA to the AGIG Unitholders and (y) three (3) Business Days prior to the Outside Date.

8.2.	Termination Procedures.

If any Party wishes to terminate this Agreement pursuant to Section 8.1, such Party shall deliver to the other Party a written termination notification in accordance with Section 9.1 stating that such Party is terminating this Agreement and setting forth a brief statement of the basis on which such Party is terminating this Agreement.

8.3.	Effect of Termination.

In the event of any termination of this Agreement as provided in Section  8.1, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party (or any Affiliate or Representative of such Party) to any other Party (or such other Persons), except that the provisions of Section 5.5 and  ARTICLE IX of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, the provisions of this Section 8.3 shall not relieve either Party of any liability for Fraud, intentional misconduct or breach of any of its representations, warranties, covenants, or other agreements set forth in this Agreement occurring prior to its termination.

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ARTICLE IX.
MISCELLANEOUS

9.1.	Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail (with written confirmation of receipt) or (c) one (1) Business Day following the day sent by a nationally recognized overnight courier for next business Day delivery (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by written notice given to the other Party pursuant to this provision):

(a) If to HUSA:

Houston American Energy Corp.

801 Travis Street, Suite 1425

Houston, Texas 77002

Attention:	Peter Longo
Email:	pfl@houstonamerican.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1550 Lamar St., Suite 2000

Houston, Texas 77010

Attention:	Brian Fenske
Email:	brian.fenske@nortonrosefulbright.com

(b) If to the AGIG Unitholders:

Abundia Financial

c/o Kevin Bower

101 Kings Road, Kings Mountain, NC 28086

Attention:	Edward Gillespie
Email:	e.gillespie@abundiaglobalimpactgroup.com

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
1251 Avenue of Americas
New York, NY 10020

Attention:	David Danovitch
Email:	ddanovitch@sullivanlaw.com

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9.2.	Severability.

If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and the AGIG Unitholders and HUSA shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.

9.3.	Further Assurances; Further Cooperation.

Subject to the terms and conditions hereof, each of the Parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate to effectuate the provisions of this Agreement, provided that all such actions are in accordance with applicable Law.

9.4.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by electronic signature (including by means of e-mail in .pdf format) shall be considered original executed counterparts for purposes of this Section 9.4.

9.5.	Expenses.

Except as otherwise expressly provided herein, whether or not the Closing occurs, the AGIG Unitholders and HUSA shall each pay their respective expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

9.6.	Assignment; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective permitted successors, legal representative and permitted assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party to this Agreement. No assignment by a Party of any obligations hereunder shall relieve such Party of any such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

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9.7.	Amendment; Waiver.

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both the AGIG Unitholders and HUSA. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The AGIG Unitholders and HUSA may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of the Parties hereto, (b) waive any inaccuracies in the representations and warranties (of the other Party hereto) that are contained in this Agreement or (c) waive compliance by the other Party hereto with any of the agreements or conditions contained in this Agreement.

9.8.	Third Parties; No Benefit to Third Parties.

This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party nor create or establish any third-party beneficiary hereto.

9.9.	Governing Law.

This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

9.10.	Dispute Resolution; Waiver of Jury Trial.

(a) The Parties hereto agree that any and all disputes, claims or controversies arising out of or relating to this Agreement, including the performance, breach, termination, interpretation, existence or validity thereof (“Disputes”), and the scope or applicability of this Section 9.10, including but not limited to the arbitrability of any and all Disputes, shall be fully and finally resolved by binding arbitration administered by Judicial Arbitration and Mediation Services or its successor organization (“JAMS”) according to the applicable JAMS arbitration rules in effect as of the date when such claim is commenced (i.e., either the Comprehensive Arbitration Rules for claims exceeding $250,000, or the Streamlined Arbitration Rules for claims not exceeding $250,000). The seat of the arbitration shall be New York City, New York.

(b) The tribunal shall consist of one (1) arbitrator, selected by the following procedure: either: (i) HUSA and the AGIG Unitholders shall mutually select an arbitrator; or (ii) if the Parties hereto cannot agree on such arbitrator, then (A) within fourteen (14) days of the filing of the notice of arbitration, each of HUSA and the AGIG Unitholders shall select and simultaneously exchange the names of five (5) arbitrators, and (B) within seven (7) calendar days of the exchange of the names, each of HUSA and the AGIG Unitholders may strike two (2) names and shall rank the remaining candidates in order of preference. The remaining candidate with the highest composite ranking shall be appointed the arbitrator to solely preside over the arbitration.

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(c) Each Party shall bear its own attorneys’ fees and related costs in the arbitration. The arbitrator shall have no authority to issue an award of attorneys’ fees or costs against any Party. The arbitrator shall have no authority to award punitive, special, exemplary, multiplier or consequential damages, and such damages shall not be recoverable by any other process or in any other proceeding. If any Party refuses to perform any or all of its obligations under the final arbitration award within thirty (30) days of such award being rendered, then the other Party may confirm or enforce the final award in any court of competent jurisdiction sitting in New York City, New York.

(d) Unless disclosure is required by law or judicial decision, the Parties hereto agree to maintain the confidential nature of all aspects of any Dispute or arbitration (including the existence of the Dispute, all arbitral proceedings to resolve the Dispute, all documents and information exchanged in such proceedings, and any arbitral award (interim, final, or otherwise)) except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a judicial challenge to a final award or its enforcement. A Party hereto shall not apply for recognition and/or enforcement of the final award in any court unless the other Party hereto has refused to perform any or all of its obligations under a final award after thirty (30) days of receipt of such final award. If a Party hereto is required to resort to a court to enforce any or all of its rights under a final award, that Party shall be entitled to recover its attorneys’ fees and costs incurred in any such successful enforcement proceedings.

(e) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING OF ANY KIND OR NATURE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11.	Disclosure Schedules.

The Disclosure Schedules are hereby incorporated and made a part hereof and is an integral part of this Agreement. The Disclosure Schedules have been arranged, for purposes of convenience only, as separate parts corresponding to the sections of ARTICLE III of this Agreement. The representations and warranties contained in ARTICLE III of this Agreement are subject to (a) the exceptions and disclosures set forth in the sections of the Disclosure Schedules corresponding to the particular section of ARTICLE III in which such representation and warranty appears and are a part of this Agreement as if fully set forth herein, (b) any exceptions or disclosures explicitly cross referenced in such section of the Disclosure Schedules by reference to another section of the Disclosure Schedules and (c) any exception or disclosure set forth in any other section of the Disclosure Schedules to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify another section of the Disclosure Schedules. Nothing contained in the Disclosure Schedules should be construed as an admission of liability or responsibility of any Party to any third party in connection with any pending or threatened Proceeding or otherwise. Disclosures in the Disclosure Schedule shall not establish a standard of materiality for any purpose whatsoever. Any capitalized terms used in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.

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9.12.	Entire Agreement.

This Agreement, the other Transaction Documents, the Confidentiality Agreement, the Disclosure Schedules and the exhibits hereto and any other agreements between HUSA and the AGIG Unitholders entered into on the date hereof set forth the entire understanding of the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties or their respective Subsidiaries other than those set forth or referred to herein or therein. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail.

9.13.	Non-Recourse.

Except as expressly set forth in the other Transaction Documents or the Confidentiality Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, at law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future equityholder, incorporator, controlling person, general or limited partner, member, Affiliate, or assignee or Representative of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equityholder, incorporator, controlling person, general or limited partner, Affiliate, or assignee or Representative of, and any financial advisor or lender to, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, at law or in equity, granted by statute or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the other Transaction Documents or the Confidentiality Agreement), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the other Transaction Documents or the Confidentiality Agreement) against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise expressly set forth in the other Transaction Documents or the Confidentiality Agreement, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available, whether in contract or in tort, at law or in equity, granted by statute or otherwise, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case, arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach and (ii) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

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9.14.	Waiver and Release of Claims.

(a) Subject to Section 9.14(b), in consideration of the covenants, agreements and undertaking each Party is entitled under the Agreement, effective as of the Closing, the AGIG Unitholders and HUSA, respectively, on behalf of itself and each of its Affiliates, and its and their respective Representatives and successors and assigns, and each of their respective Affiliates, past and present direct and indirect equityholders, parents, subsidiaries, principals, directors, managers, partners, general partners, limited partners, officers, employees, trustees, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers, attorneys, agents and representatives in their capacities as such (“Releasing Parties”) hereby irrevocably and unconditionally releases, acquits and forever discharges HUSA and the AGIG Unitholders, respectively, and each of its Affiliates, and their respective past and present successors, predecessors, assigns, employees, agents, partners, members, Subsidiaries, equityholders, parent companies, controlling persons, other Affiliates (corporate or otherwise) and legal representatives, including their respective past and present officers and directors, solely in their capacities as such, and any past and present successors, predecessors, assigns, employees, agents, partners, members, Subsidiaries, equityholders, parent companies, controlling persons, other Affiliates (corporate or otherwise) and legal representatives, including past and present officers and directors, solely in their capacity as such, of any of the foregoing (together, the “Released Parties”), from any and all claims, actions, causes of actions, Proceedings, Liens, Liabilities, Losses, suits, counterclaims, offsets, setoffs, of every kind, in connection with the transactions arising up to and including the Closing, whether in law, equity or otherwise, known or unknown, suspected or unsuspected (including any fiduciary duty claims against the Released Parties) that any Releasing Party now has, has had or could have asserted against any of the Released Parties prior to the Closing or on account of or arising out of any matter occurring on or prior to the Closing, including any rights to indemnification or reimbursement from any of the Released Parties (collectively, the “Released Claims”).

(b) Notwithstanding the foregoing in this Section 9.14, the Released Claims shall not include, and nothing contained in this Agreement shall affect a Releasing Party’s rights pursuant to the terms of any Transaction Document. Each such Releasing Party hereby irrevocably agrees to refrain from, directly or indirectly, asserting any claim or demand or any Proceeding against any Released Party based upon any Released Claim.

9.15.	Section Headings; Table of Contents.

The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.16.	Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

(b) Each Party further agrees that: (i) no such Party will oppose the granting of an injunction or specific performance as provided herein on the basis that another Party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other Party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.16, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

9.17.	Non-survival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive Closing. This Section 9.17 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Closing.

9.18.	Fulfillment of Obligations.

Any obligation of any Party to any other Party under this Agreement or any of the Transaction Documents, which obligation is performed, satisfied, or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the date first above written.

HOUSTON AMERICAN ENERGY CORP.

By:
Name:
Title:

ABUNDIA FINANCIAL, LLC

By:
Name:	Joseph M Gasik
Title:	Managing Member

BOWER FAMILY HOLDINGS, LLC

By:
Name:	Kevin Bower
Title:	Managing Director

[Signature Page to Share Exchange Agreement]

Schedule 2.2

Exchange Shares Allocation

AGIG Unitholder	AGIG Units owned	Exchange Shares to be issued
Bower Family Holdings, LLC	10 Class A-1 Units	10% of the Exchange Shares
Abundia Financial LLC	90 Class A-1 Units	90% of the Exchange Shares

Schedule 5.2(b)(i)

Conduct of Business of HUSA

Prior to Closing, HUSA may divest of its interest in Hupecol Meta.

Schedule 6.1(f)

Certain Consents

None